Exhibit 99.1

ALLIANCE MMA ACQUIRES IT FIGHT SERIES

First Acquisition Since Listing on NASDAQ Delivers on Expansion Plans

NEW YORK, NY – December 12, 2016 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts fighters, announced today the acquisition of Ohio-based MMA promotion Iron Tiger Fight Series (IT Fight Series). This acquisition, the first since the Company completed its initial public offering (IPO) and listing on the NASDAQ stock exchange, is the initial step in executing Company’s plan to expand its total number of MMA events to at least 125 per year.

“Our vision is to acquire leading regional MMA promotions across the country in order to build a national footprint including every major media market,” said Paul K. Danner, Chief Executive Officer of Alliance MMA. “The successful acquisition of IT Fight Series will help achieve that goal by rounding out our presence in the Midwest, and more importantly, provides conclusive validation that our acquisition strategy is performing as planned. We further expect that our objective of developing and showcasing fighters through regional promotions across the country will result in securing major brand sponsorship revenue for our live MMA events, digital media and Alliance MMA fighters.”

In October, in conjunction with the successful completion of its IPO, the Company acquired five regional promotions including New Jersey-based Cage Fury Fighting Championship (CFFC), Washington-based Combat Games MMA (COGA), Illinois-based Hoosier Fight Club (HFC), Tennessee-based V3 Fights and Maryland-based Shogun Fights. Later the same month, it announced its plan to launch a regional promotion in Southern California. The Company plans to promote ultimately over 125 events a year, showcasing more than 1,000 fighters, through regional promotions operating under the Alliance MMA umbrella.

“We are truly excited to be part of a publicly-traded entity that plans to make such a significant impact on the MMA industry,” said Scott Sheeley, the founder of IT Fight Series. “Joining the Alliance MMA team not only allows us to reduce overhead by centralizing common business functions, it creates the opportunity to spend more time focusing on promoting superior events, boosting ticket sales, and increasing our number of events each year through geographical expansion.”

IT Fight Series was founded by Mr. Sheeley in 1995, and currently hosts approximately ten MMA promotions per year in various cities throughout the Ohio region. This past Saturday, IT Fight Series promoted its 70th show in the Ohio Expo Center in Columbus to a sold-out crowd. Since launching its inaugural event, IT Fight Series has promoted more than a dozen fighters who went on to compete at the highest level of professional MMA competition with Ultimate Fighting Championship (UFC), Bellator and other premier promotions. Mr. Sheeley is a former professional fighter with over 40 bouts and 25 years of experience in various styles of martial arts. He has appeared in several major motion pictures, and has created and operated a number of successful business ventures outside of his MMA promotion.

About Alliance MMA, Inc.

Alliance MMA, Inc. (NASDAQ: AMMA) is a mixed martial arts promotion company offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters to showcase their talent and advance to the sport’s highest level of professional competition. Alliance MMA’s mission is to identify and develop the next generation of fighters and champions to eventually compete in the Ultimate Fighting Championship (UFC) and other leading MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media and Alliance MMA fighters.

MMA is the world’s fastest growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering which culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly traded.

For more information visit, www.alliancemma.com

Or contact:

James Platek

Director, Investor Relations

Alliance MMA, Inc.

590 Madison Avenue

New York NY 10022

(212) 739-7825, x707

Kristie Galvani

Rubenstein Public Relations

kgalvani@rubensteinpr.com

212-805-3005

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.